Exhibit 10.3

AMENDMENT NO. 4
TO
EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made as of and effective this 30th day of May 2016, between CalAmp Corp. (the “Company”) and Garo Sarkissian (“Executive”).

RECITALS:

A. The Company and Executive are parties to that certain Employment Agreement originally dated as of July 2, 2007 and as previously amended on December 19, 2008, June 12, 2013 and May 30, 2014 (the “Employment Agreement”), pursuant to which Executive is employed by the Company.

B. The Company and Executive desire to amend the terms of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.	Section 5(d)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(d) Termination Without Cause or Disability or for Good Reason.

       (i) Termination; Payment of Accrued Salary and Vacation. The Company may terminate Executive’s employment at any time for other than Cause or disability by providing written notice to Executive. The Executive may terminate his employment with Good Reason (as defined below) pursuant to the procedures set forth in Section 6(e). In such event (unless such termination would be covered by Section 6(e) below), the Company shall pay Executive as severance (A) subject to Section 6(d)(ii), an amount equal to three (3) months of his then Base Salary, less standard withholdings for tax and social security purposes, payable over such three (3) month term in monthly pro rata payments commencing as of the Termination Date (such monthly continued payments of Base Salary, the “Salary Continuation Benefit”); (B) the accrued portion of any vacation earned, less standard withholdings for tax and social security purposes; and (C) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of six (6) months following the Termination Date (or the cash equivalent of such amount).

2.	In accordance with Section 1(e) and Section 9(f) of the Employment Agreement, the Employment Agreement is hereby further amended by this Amendment to extend the term for a period of two years, through May 31, 2018.

3.	Except as otherwise amended herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

4.	Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the parties to the same extent as that of an original signature. This Amendment may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the parties above have executed this Amendment as of the date first written above.

/s/ Garo Sarkissian
Garo Sarkissian

CALAMP CORP.

/s/ Michael Burdiek
By:	Michael Burdiek
President & CEO